                                                                    ExhibiT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                       PREFERRED EMPLOYERS HOLDINGS, INC.



                  FIRST: The name of the corporation is Preferred Employers Holdings, Inc. (hereinafter referred to as the "Corporation").

                  SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("GCL").

                  FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is eleven million (11,000,000), consisting of ten million (10,000,000) shares of Common Stock, par value $.01 per share ("Common Stock"), and one million (1,000,000) shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                  Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ form those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware.

                  FIFTH: The name and mailing address of the sole incorporator are as follows:

                           Mary A. Roma
                           c/o Baer Marks & Upham LLP
                           805 Third Avenue
                           New York, New York  10022

                  SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The election of directors need not be by written ballot, unless the By-laws so provide.

                  (2) The Board of Directors shall have power, without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                  SEVENTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the GCL, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person. Any expenses (including attorneys' fees) incurred by each person who is or was a director or officer of the Corporation, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by the Corporation; provided, however, that if the GCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

                  EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the GCL, as the same may be amended or supplemented.

                  NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

                  IN WITNESS WHEREOF, I have hereunto signed my name and affirm that the statements made in this Certificate of Incorporation of Preferred Employers Holdings, Inc. are true under the penalties of perjury, this 20th day of September, 1996.



                                           ------------------------------
                                           Mary A. Roma
                                           Sole Incorporator






                                       -3-